FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES FIRST QUARTER RESULTS
Port Washington, New York – April 30, 2008 – Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter ended March 31, 2008.
Highlights of First Quarter 2008 Compared to First Quarter 2007
•	Net income applicable to common shareholders was $3.1. million ($0.07 per share) as compared to $3.7 million ($0.08 per share).
•	FFO was $13.7 million, or $0.30 per share/OP unit as compared to $13.6 million, or $0.30 per share/OP unit.
•	Net cash flows provided by operating activities increased 77.4% to $12.2 million compared to $6.9 million.
•	Revenues increased 20.6% to $43.2 million from $35.8 million.
•	Occupancy for the Company’s stabilized portfolio remained approximately 96% while total portfolio occupancy, including development and redevelopment properties, remained approximately 92%.
•	Lease renewals reflected an average increase in base rents of 9.0% in the first quarter of 2008.
•	Bad debt expense was 0.3% of total revenues as compared to 0.9% .
Leo Ullman, Cedar’s CEO, stated, “Our first quarter 2008 results indicate the strength of our operations and execution of our business plan in this uncertain financial and economic environment.  Our tenant base remains rock solid. We continue to have high and unchanged occupancy levels, strong supermarket operators as tenants with long-term leases and minimal exposure to fashion, luxury, home furnishings and similar potentially challenged tenancies. We have remained very conservative and risk averse in our approach to our portfolio, including our development properties, and to our finances.  In the current uncertain market environment, we will, as always, pursue a disciplined approach to adding to shareholder value.”

Financial and Operating Results
Net income applicable to common shareholders was $3.1 million, or $0.07 per share, for the quarter ended March 31, 2008, as compared to $3.7 million, or $0.08 per share, for the quarter ended March 31, 2007. Total revenues for the quarter ended March 31, 2008 increased 20.6% to $43.2 million from $35.8 million for the first quarter ended March 31, 2007.
FFO was $13.7 million, or $0.30 per share/OP unit for the quarter ended March 31, 2008, as compared to $13.6 million, or $0.30 per share/OP unit for the quarter ended March 31, 2007. FFO for the first quarter of this year reflects a reduction of approximately $0.01 per share from the contribution of the nine properties to a joint venture with Homburg Invest, Inc. that the Company closed late in the fourth quarter 2007 (the joint venture had a minor effect on net income). Net income and FFO in the first quarter of 2008 both reflect an approximate $0.01 per share benefit from lower interest rates applicable to our variable rate debt. A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.
Net cash flows provided by operating activities increased 77.4% to $12.2 million for the quarter ended March 31, 2008 as compared to $6.9 million for the corresponding period of 2007.
Same Property Results
The Company owned 96 properties throughout both the first quarters of 2008 and 2007, excluding one property in Michigan, classified as held for sale. Same property net operating income was $24.9 million in the first quarter of 2008, which amount reflects an increase in base rent of $281,000, or 1.2%, after deduction of $100,000 of rent in conjunction with a lease termination which the Company expects to replace on more favorable terms, and a reduction in the provision for doubtful accounts of $271,000. Same property net income for the first quarter of 2007 was $25.6 million which amount included a number of non-continuing items that led to higher revenue in that period including, principally, lease terminations that increased other revenue and amortization of intangible lease liabilities.
Balance Sheet and Capital Position
Total assets were $1.6 billion at March 31, 2008 and December 31, 2007. The Company had total debt outstanding of $903.7 million at March 31, 2008 as compared to $851.5 million at December 31, 2007 and had $66.5 million available under its secured revolving credit facility at March 31, 2008. At March 31, 2008, the Company’s fixed rate debt was approximately 75% of its total indebtedness.
The Company has a development portfolio of between $300 and $400 million that it expects to begin to put into service over the next 18 to 24 months. It expects to fund these activities with borrowings under its existing revolving credit facility, its anticipated secured revolving line of credit for construction/development projects (see below), borrowings under property-specific construction financing arrangements, excess proceeds from refinancing of certain fixed-rate loans as they come due, property sales proceeds and/or funds from joint ventures.

The Company, in February 2008, obtained a commitment in principle for a $150 million master revolving construction facility that the Company expects to use to fund a significant amount of its development activities in 2008 and subsequent years. The Company has secured commitments from substantially all banks involved in the syndication, subject to normal documentation and lender due diligence with respect to the collateral properties, all expected to be completed during the second quarter of 2008. The Company has also received a conditional commitment from another bank to provide construction financing for a large single asset development project in Pottsgrove, Pennsylvania.
Larry Kreider, Cedar’s Chief Financial Officer, noted, “The new construction commitments which we have arranged, coupled with the refinancing activity we have completed to date, as well as other existing resources we have on-hand, provide us with the capital to execute our announced development and redevelopment plans. We believe our solid balance sheet and prudent approach, along with the financial strength of our tenants, place the Company in a strong position in the current economic environment. ”
Leasing Activity
In the first quarter of 2008, the Company signed 42 renewal leases aggregating approximately 188,000 sq. ft. with an average increase in base rents of 9.0%, and nine new leases aggregating approximately 30,000 sq. ft. with an average base rent of $20.46 per sq. ft. At different properties, the Company had 13 terminated leases aggregating approximately 122,000 sq. ft. with average base rent of $5.50 per sq. ft.
First Quarter and Subsequent Acquisitions
On January 4, 2008, the Company purchased a 15.9 acre parcel of land in South Londonderry Township, Pennsylvania, for the development of an approximate 85,000 sq. ft. supermarket-anchored shopping center. The purchase price was approximately $3.3 million, including closing costs, and was funded from the Company’s secured revolving credit facility.
On February 15, 2008, the Company acquired Mason Discount Drug Mart Plaza in Mason, Ohio, an approximate 53,000 sq. ft. convenience center, for a purchase price of approximately $6.5 million, including closing costs. The acquisition cost was funded from the Company’s secured revolving credit facility. The Company expects to include this property in the new joint venture with Homburg Invest Inc. discussed below.
On April 10, 2008, the Company acquired Stop & Shop Plaza in Bridgeport, Connecticut, an approximate 55,000 sq. ft. property, for a purchase price of approximately $10.9 million, including closing costs, financed by (1) the assumption of an existing $7.0 million first mortgage bearing interest at 6.17% per annum and maturing in 2017, and (2) approximately $3.9 million from the Company’s secured revolving credit facility.

Joint Venture Activities
On January 3, 2008, the Company entered into a joint venture agreement for the redevelopment of its 351,000 sq. ft. shopping center in Bloomsburg, Pennsylvania, including adjacent land parcels comprising an additional 48 acres. The required equity contribution from the Company’s joint venture partner was $4.0 million for a 25% interest in the property. The Company used the funds to reduce the outstanding balance on its secured revolving credit facility.
On February 20, 2008, the Company and Homburg Invest Inc. entered into an agreement in principle to form a group of joint ventures into which the Company would contribute 32 of its properties (mostly drug store-anchored convenience centers, including all 27 of the Company’s Ohio properties). The Company will hold 20% interests (in 15 properties) and 51% interests (in 17 properties). In connection with the transaction, the Company anticipates receiving approximately $49 million, exclusive of closing costs and adjustments, which will be used to reduce the outstanding balance on its secured revolving credit facility. The transactions contemplated by this joint venture, which are subject to Board approval and are expected to close during the third quarter of 2008, will not qualify as a sale for financial reporting purposes; accordingly, the Company will continue to consolidate the properties.
On March 7, 2008, a Company development joint venture acquired approximately 108 acres of land in Pottsgrove, Pennsylvania for a shopping center development project. The $28.5 million purchase price, including closing costs, was funded in part by the issuance of a non-interest-bearing purchase money mortgage of $14.6 million, payable in January 2009. The balance of the purchase price was funded by the Company’s capital contribution to the joint venture which, in turn, was funded from its secured revolving credit facility.
On March 18, 2008, the Company acquired the remaining interests in Fairview Plaza, Halifax Plaza and Newport Plaza (70% in each) and Loyal Plaza (75%), previously owned in joint venture, for a purchase price of approximately $17.5 million, which was funded from its secured revolving credit facility. The total outstanding mortgage loans payable on the properties were approximately $27.3 million at the time. The excess of the purchase price and closing costs over the carrying value of the partner’s accounts (approximately $8.4 million) was recorded in the Company’s real estate asset accounts.
Effective April 23, 2008 the Company entered into a joint venture for the construction and development of an estimated 137,000 sq. ft shopping center in Hamilton Township (Stroudsburg), Pennsylvania. Total project costs, including the purchase of land parcels, are estimated at $37 million. The Company is committed to paying a development fee of $500,000 and providing up to $9.5 million of equity capital for a 60% interest in the joint venture, with a preferred rate of return of 9.25% per annum on its invested funds. The required equity contribution from the Company’s joint venture partner was $400,000. The Company’s initial $5.6 million contribution to the joint venture was funded from its secured revolving credit facility. The venture previously acquired the land parcels at a cost of approximately $14.9 million, subject to existing mortgage indebtedness of approximately $11.6 million; approximately $23.2 million remains available under an existing first mortgage construction/development loan from Wachovia Bank, N.A in the initial amount of $27.7 million.

Financial Guidance
The Company reiterated that for the full year 2008 it expects to report FFO of $1.22 to $1.26 per share/OP Unit. The Company’s guidance excludes any impact on FFO from new or future development / redevelopment activities, new acquisitions or dispositions or new joint venture arrangements of existing properties. Should LIBOR continue at its current rate, the Company’s FFO could benefit by up to $0.03 per share/OP Unit over the remainder of the year. Conversely, depending on the timing of the contribution of properties to the above-mentioned joint venture with Homburg Invest Inc., the Company could incur a net reduction in FFO from the date of contribution of approximately $0.05 per share on an annualized basis.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended March 31, 2008 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2008, when available, for further details.
Investor Conference Call
The Company will host a conference call on Thursday, May 1, 2008, at 11:30 AM (EDT) to discuss the first quarter results. The U.S. dial-in number to call for this teleconference is (888) 661-5182. The international dial-in number is (913) 312-0706. A replay of the conference call will be available from 2:30 PM (EDT) on May 1 through midnight (EDT) on May 15, 2008 by using U.S. dial-in number (888) 203-1112 and entering the passcode 7848949 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). The webcast of the conference call will be available on the Company’s website at www.cedarshoppingcenters.com and will remain on the website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates 120 properties aggregating 12.1 million square feet of gross leasable area. The Company also owns a substantial pipeline of development properties as well as approximately 356 acres in primarily development parcels.

Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.

Non-GAAP Financial Measures – FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008	2007

Net income applicable to common shareholders	$3,112,000	$3,655,000
Add (deduct):
Real estate depreciation and amortization	11,461,000	9,830,000
Limited partners’ interest	143,000	163,000
Minority interests in consolidated joint ventures	706,000	395,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,781,000)	(491,000)
Equity in income of unconsolidated joint venture	(150,000)	(156,000)
FFO from unconsolidated joint venture	226,000	234,000

Funds From Operations	$13,717,000	$13,630,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.30	$0.30

Diluted	$0.30	$0.30

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,458,000	44,112,000
Additional shares assuming conversion of OP Units (basic)	2,030,000	1,985,000

Shares used in determination of basic FFO per share	46,488,000	46,097,000

Shares used in determination of diluted earnings per share	44,459,000	44,119,000
Additional shares assuming conversion of OP Units (diluted)	2,030,000	1,999,000

Shares used in determination of diluted FFO per share	46,489,000	46,118,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Real estate:
Land	$346,852,000	$313,156,000
Buildings and improvements	1,286,335,000	1,272,405,000

	1,633,187,000	1,585,561,000
Less accumulated depreciation	(113,763,000)	(103,135,000)

Real estate, net	1,519,424,000	1,482,426,000

Property and related assets held for sale, net of accumulated depreciation	12,170,000	12,135,000
Investment in unconsolidated joint venture	3,775,000	3,757,000

Cash and cash equivalents	14,434,000	20,307,000
Restricted cash	19,172,000	17,839,000
Rents and other receivables, net	9,148,000	7,640,000
Straight-line rents receivable	11,941,000	11,242,000
Other assets	10,402,000	9,778,000
Deferred charges, net	28,952,000	29,860,000

Total assets	$1,629,418,000	$1,594,984,000

Liabilities and shareholders’ equity Mortgage loans payable	$676,951,000	$661,074,000
Secured revolving credit facility	226,740,000	190,440,000
Accounts payable, accrued expenses, and other	23,253,000	26,068,000
Unamortized intangible lease liabilities	67,800,000	71,157,000

Total liabilities	994,744,000	948,739,000

Minority interests in consolidated joint ventures	57,669,000	62,402,000
Limited partners’ interest in Operating Partnership	25,388,000	25,689,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 44,461,000 and 44,238,000 shares, respectively, issued and outstanding)	2,668,000	2,654,000
Treasury stock (701,000 and 616,000 shares, respectively, at cost)	(9,031,000)	(8,192,000)
Additional paid-in capital	573,765,000	572,392,000
Cumulative distributions in excess of net income	(104,406,000)	(97,514,000)
Accumulated other comprehensive (loss) income	(129,000)	64,000

Total shareholders’ equity	551,617,000	558,154,000

Total liabilities and shareholders’ equity	$1,629,418,000	$1,594,984,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
	2008	2007

Revenues:
Rents	$34,071,000	$28,274,000
Expense recoveries	8,918,000	7,192,000
Other	207,000	352,000

Total revenues	43,196,000	35,818,000

Expenses:
Operating, maintenance and management	8,138,000	6,999,000
Real estate and other property-related taxes	4,627,000	3,507,000
General and administrative	2,191,000	1,998,000
Depreciation and amortization	11,529,000	9,810,000

Total expenses	26,485,000	22,314,000

Operating income	16,711,000	13,504,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(11,384,000)	(7,920,000)
Interest income	158,000	275,000
Equity in income of unconsolidated joint ventures	150,000	156,000

Total non-operating income and expense	(11,076,000)	(7,489,000)

Income before minority and limited partners’ interests and discontinued operations	5,635,000	6,015,000
Minority interests in consolidated joint ventures	(706,000)	(395,000)
Limited partners’ interest in Operating Partnership	(130,000)	(156,000)

Income from continuing operations	4,799,000	5,464,000
Discontinued operations, net of limited partners’ interest	280,000	145,000

Net income	5,079,000	5,609,000
Preferred distribution requirements	(1,967,000)	(1,954,000)

Net income applicable to common shareholders	$3,112,000	$3,655,000

Per common share (basic):
Income from continuing operations, net of preferred distribution requirements	$0.06	$0.08
Discontinued operations, net of limited partners’ interest	0.01	—

Net income applicable to common shareholders	$0.07	$0.08

Per common share (diluted):
Income from continuing operations, net of preferred distribution requirements	$0.06	$0.08
Discontinued operations, net of limited partners’ interest	0.01	—

Net income applicable to common shareholders	$0.07	$0.08

Dividends to common shareholders	$10,004,000	$9,929,000

Per common share	$0.225	$0.225

Weighted average number of common shares outstanding:
Basic	44,458,000	44,112,000

Diluted	44,459,000	44,119,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2008	2007
Cash flow from operating activities:
Net income	$5,079,000	$5,609,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	467,000	129,000
Equity in income of unconsolidated joint venture	(150,000)	(156,000)
Distributions from unconsolidated joint venture	132,000	132,000
Limited partners’ interest in Operating Partnership	143,000	163,000
Straight-line rents receivable	(711,000)	(967,000)
Depreciation and amortization	11,529,000	9,883,000
Amortization of intangible lease liabilities	(3,400,000)	(2,589,000)
Amortization relating to stock-based compensation	734,000	440,000
Amortization of deferred financing costs	403,000	352,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	(148,000)	25,000
Rents and other receivables, net	(1,509,000)	(1,522,000)
Other	(272,000)	(709,000)
Accounts payable and accrued expenses	(86,000)	(3,908,000)

Net cash provided by operating activities	12,211,000	6,882,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(29,956,000)	(23,719,000)
Purchase of consolidated joint venture minority interests	(17,454,000)	—
Investment in unconsolidated joint venture	—	(8,000)
Construction escrows and other	(1,062,000)	63,000

Net cash (used in) investing activities	(48,472,000)	(23,664,000)

Cash flow from financing activities:
Net advances from line of credit	36,300,000	24,100,000
Proceeds from sales of common stock	—	4,132,000
Proceeds from mortgage financings	27,500,000	—
Mortgage repayments	(25,147,000)	(2,022,000)
Contribution from minority interest partner, net	3,993,000	—
Distributions in excess of earnings from consolidated joint venture minority interests	(27,000)	—
Distributions to limited partners	(457,000)	(443,000)
Preferred distribution requirements	(1,970,000)	(1,969,000)
Distributions to common shareholders	(10,004,000)	(9,929,000)
Refund (payments) of deferred financing costs, net	200,000	(198,000)

Net cash provided by financing activities	30,388,000	13,671,000

Net decrease in cash and cash equivalents	(5,873,000)	(3,111,000)
Cash and cash equivalents at beginning of period	20,307,000	17,885,000

Cash and cash equivalents at end of period	$14,434,000	$14,774,000